MDU Resources Announces Five-Year Capital Investment Plan
BISMARCK, N.D. — Nov. 23, 2021 — MDU Resources Group, Inc. (NYSE: MDU) today announced that it plans to make capital investments totaling $3.0 billion for the five-year period from 2022-26.

“Our capital investment plan supports the significant opportunities we see for organic growth at all our businesses, particularly a focus on infrastructure development and grid reliability and resiliency,” said David L. Goodin, president and CEO of MDU Resources.

Acquisitions would be incremental to the company's 2022-26 outlined capital investment plan. The company will provide updates as it identifies opportunities outside the plan.

Capital Expenditures
	Forecast				Actual + 2021 Forecast	Forecast
	2021	2022	2023	2024	2017-2021	2022-2026
	(in millions)
Regulated energy delivery
Electric	$93	$165	$116	$85	$603	$551
Natural gas distribution	179	248	232	207	931	1,033
Pipeline	246	72	159	106	481	413
	518	485	507	398	2,015	1,997
Construction materials and services
Construction materials and contracting	428	189	166	172	1,134	807
Construction services	46	47	42	43	234	221
	474	236	208	215	1,368	1,028
Total*	$992	$721	$715	$613	$3,383	$3,025
* Excludes “Other” category, as well as assumed net proceeds from the sale or disposition of property.

MDU Resources continues to make substantial investments in its utility operations. The outlined capital investment plan includes meeting service needs related to customer growth as well as replacing, expanding and modernizing infrastructure within the electric and natural gas distribution systems. These infrastructure investments will ensure the reliability and safety of the company’s systems and support continued customer growth and subsequent demand increases. The plan includes construction of the previously announced Heskett Station Unit IV, an 88-megawatt simple-cycle, natural gas-fired combustion turbine near Mandan, North Dakota, to replace the company’s Heskett Station Units I and II, which are coal fired electric generation facilities being retired in early 2022. Utility operations cross eight states where customer growth is expected to continue at a rate of 1-2% annually. The company anticipates its electric and natural gas utilities will grow rate base by approximately 5% annually over the next five years on a compound basis.

Capital investments at the pipeline business reflect organic growth projects and include the previously announced North Bakken Expansion project, which will be placed in service in early 2022, and the Wahpeton Expansion project planned for 2024. These projects, as designed, will bring pipeline system capacity to over 2.4 billion cubic feet of natural gas per day and will help reduce natural gas flaring in the Bakken while allowing producers to move more gas to market. This business is focused on growth through additional system expansions and potential industrial-related projects.

At the company’s construction materials and services businesses, capital expenditures will be focused primarily on organic expansion opportunities and normal equipment and plant replacements and upgrades. Included in the forecast is the construction of a prestress concrete plant in Spokane, Washington, continued development of the company’s Honey Creek Quarry in Texas and completion of the company’s training facility in Oregon. The company expects public sector workload growth from infrastructure spending initiatives. The American Rescue Plan Act, approved in early 2021, provides $1.9 trillion in COVID-19 relief funding for states and local governments, with investments to include transportation enhancements, technology-based facility buildout and telecommunications infrastructure. Additionally, the company expects the bipartisan Infrastructure Investment and Jobs Act will provide significant opportunities for both construction materials and services companies through much-needed investment in America’s infrastructure. The construction businesses also are focused on growth through mergers and acquisitions, with any future acquisitions being incremental to the outlined capital forecast.

The capital program is subject to continued review and modification by the company. Actual expenditures may vary from the estimates due to changes in load growth and regulatory decisions, future acquisitions, and other factors.

Forward-Looking Statements
The information in this release includes certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements contained in this release, including capital expenditure forecasts, underlying expectations, and statements by the president and CEO of MDU Resources, are expressed in good faith and are believed by the company to have a reasonable basis. Nonetheless, actual results may differ materially from the projected results expressed in the forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from those expressed in the forward-looking statements, refer to Item 1A-Risk Factors in MDU Resources’ most recent Form 10-K and subsequent filings with the SEC.

About MDU Resources
MDU Resources Group, Inc., a Fortune 500 company and a member of the S&P MidCap 400 and the S&P High-Yield Dividend Aristocrats indices, is Building a Strong America® by providing essential products and services through its regulated energy delivery and construction materials and services businesses. For more information about MDU Resources, visit www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Financial Contact: Jason Vollmer, vice president and chief financial officer, 701-530-1755
Media Contact: Laura Lueder, manager of communications and public relations, 701-530-1095

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